Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03

                                                                  Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03

PRICING SUPPLEMENT NO. 143 DATED JULY 2, 2007
     (To Prospectus Dated February 9, 2006 and Prospectus Supplement Dated February 13, 2006)

                                 COUNTRYWIDE FINANCIAL CORPORATION
                                    Medium-Term Notes, Series B
                            Due Nine Months or More From Date of Issue
                              Payment of Principal, Premium, if any,
                       and Interest Fully and Unconditionally Guaranteed by
                                   COUNTRYWIDE HOME LOANS, INC.
                                         Fixed Rate Notes


Trade Date:                July 2, 2007         Book Entry:    |X|
Public Offering Price:     100.00%              Certificated:  |_|
Agent Discount:            0.502%               Principal Amount:  $1,377,000.00
Purchase Price:            99.498%              Net Proceeds:      $1,370,087.46
Original Issue Date:       July 6, 2007         Specified Currency: U.S. Dollars
Stated Maturity Date:      July 15, 2010
Interest Rate:             5.40%


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000

Interest Payment Dates:    Quarterly on the 15th of April, July, October, and
                           January, commencing November 15, 2007

     Record Dates: The 1st of April, July, October and January preceding the applicable Interest Payment Date

Redemption:                                              Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     | | The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
Initial Redemption Date:                               Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|

Additional/Other Terms:



         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation. As of
March 31, 2007,  Countrywide Financial  Corporation,  on an  unconsolidated
basis,  had   $21,130,214,000   aggregate  carrying  value  of  unsecured  and
unsubordinated indebtedness outstanding (excluding guarantees), which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally
with the Notes to which this  Pricing  Supplement  relates,   $2,523,556,000
aggregate carrying value of unsecured and subordinated indebtedness outstanding and $235,913,000 of intercompany notes payable. As of that date, Countrywide Home Loans, Inc., on an unconsolidated basis, had $10,461,012,000 aggregate carrying value of unsecured and unsubordinated indebtedness outstanding (excluding guarantees), including $0 of intercompany borrowings, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans, Inc. and will rank equally with the Guarantees to which this Pricing Supplement relates.

         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Financial Corporation and Countrywide Home Loans have not, and the Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.Countrywide Financial Corporation and Countrywide Home Loans are not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement
only.  The  business,   financial  condition,   results  of  operations  and
prospects of Countrywide Financial Corporation and Countrywide Home Loans may have changed since that date.